UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                           Statement                     Number of Reporting          or Trading Symbol
Gerson            Alan                     (Month/Day/Year)              Person, if an entity
--------------------------------------                                   (voluntary)                  BidHit.com, Inc.   "BHIT"
(Last)            (First)  (Middle)        12/15/1999

Suite 360, 225 S. Sepulveda Blvd.                                        Not Applicable
--------------------------------------
(Street)

Manhattan Beach, CA  90266
--------------------------------------
(City)   (State)           (Zip)

------------------------------------------ ----------------------------- ---------------------------- ----------------------------
5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
to Issuer (Check all applicable)           Date of Original              Joint/Group Filing (Check
                                           (Month/Day/Year)              Applicable Line)

_X_ Director      ___ 10% Owner

                                           Not Applicable                _X_ Form filed by One
___ Officer (give ___ Other                                                      Reporting Person
      title below)(specify below)

                                                                         ___ Form filed by more
                                                                                 than One Reporting
                                                                                 Person
----------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                  TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
----------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
      (Instr. 4)                                Beneficially Owned           Direct (D) or Indirect        Beneficial Ownership
                                                (Instr. 4)                   (I) (Instr. 5)                    (Instr. 5)
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
Common                                                 Nil                           N/A                          N/A
------------------------------------------ ----------------------------- ---------------------------- ----------------------------

------------------------------------------------------------------------------------------------------------------------------------
        TABLE II - DERIVATIVE SECURITIES  BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------- ------------------------------- ------------------------------- ---------------- ----------------- ---------------
1.  Title of      2.  Date Exercisable and        3.  Title and Amount of         4.  Conversion   5.  Ownership     6.  Nature of
Derivative        Expiration Date                 Securities Underlying           or Exercise      Form of           Indirect
Security          (Month/Date/Year)               Derivative Security (Instr. 4)  Price of         Derivative        Beneficial
(Instr. 4)                                                                        Derivative       Securities:       Ownership
                                                                                  Security         Direct (D) or     (Instr. 5)
                                                                                                   Indirect (I)
                                                                                                   (Instr. 5)
                  --------------- --------------- --------------- ---------------
                  Date            Expiration      Title           Amount or
                  Exercisable     Date                            Number of
                                                                  Shares
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
Stock Options     8.33% of        June 1, 2002    Common Shares   300,000         US$4.00          D                 N/A
                  300,000 at
                  the end of
                  each month
                  from June 1,
                  1999 to June
                  1, 2000
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------


Explanation of Responses:

/s/ Alan Gerson                                      December 21, 1999
----------------------------------                   --------------------------
Alan Gerson                                          Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.